JOHNSON WORLDWIDE ASSOCIATES, INC.
                              ECONOMIC VALUE ADDED
                                   BONUS PLAN

                                  PLAN SUMMARY

   The following is a summary of the terms and conditions of Johnson Worldwide Associates Economic Value Added Bonus Plan ("the Plan").

        A. 1.  Purpose of the EVA Bonus Plan

               To provide incentive compensation to executives and key managers of JWA employees in a Plan which directly relates the financial reward to an increase in the value of the Company to our shareholders. The key philosophy behind the Plan is that value must continue to be created overtime in order for bonuses to be paid.

           2.  Eligibility

               Eligibility for the Plan is limited to designated eligible executive and key management employees within Johnson Worldwide Associates. Selection of such employees, if any, for any fiscal year will be subject to nomination by the Chief Executive Officer to the Compensation Committee of the Board of Directors.

               Eligibility of executive positions or current incumbents for inclusion in the Plan does not guarantee their participation in any future year.

           3.  Performance Versus Targets

               The Plan has unlimited upside and downside performance potential. Your incentive earnings are based on EVA improvement. If you achieve your targeted level of EVA improvement, you will achieve your target bonus, i.e. a
               1.0 x EVA Bonus Multiple.

               Given these assumptions, the EVA improvement required to double your bonus (achieve 2.0 bonus multiple) would be $3.5 million.

               Your upside potential is limited only by your ability to drive
               EVA  performance  upward.   EVA  performance and incentive
               earnings are directly linked: the better your EVA performance, the more you earn.

               The leverage factor works the same on the downside. If you underperform versus your EVA target, you will fall short of your target incentive.

               Does this mean that base pay could be taken away from you?

               incentive payouts could be reduced to account for the negative bonus earned in the current year.

           4.  EVA Bonus Declaration

               A participants EVA Bonus Declaration for a plan year (JWA's fiscal year) will be determined by a combination of Company, geographic area, and/or business unit(s) performance, a determined for each individual based upon their responsibilities.

               A participant's initial declared EVA bonus will be computed as follows:

               EVA
               Bonus     =     Base       X       Target      X        Bonus
               Declaration     Salary            Incentive           Multiple

               The Bonus Multiple will be determined based on EVA improvement.

               The Bonus Multiple is determined as follows:

               Bonus Multiple = 1 + Actual EVA - Target EVA
                                    -----------------------
                                    EVA Leverage Amount

               The leverage amount is the change in EVA over and above the target required to double your target Bonus (i.e., a 2.0 Bonus Multiple). The leverage factor varies by business based on the historic volatility of operating results. For example, assume the following:

               -    Target EVA = $1,000,000
               -    Leverage Factor = $400,000

               Based upon these parameters, an EVA Bonus Multiple of 2.0x (two times target bonus) would be declared for actual EVA performance of $1,400,000 ( Target EVA plus the Leverage Factor). Likewise, an EVA Bonus Multiple of 0.0x ( a zero bonus) would be declared for actual EVA performance of $600,000.

               The target EVA for subsequent plan years shall be the average of the target EVA and actual EVA for the prior Plan year, plus the expected improvement.

               Expected improvement in EVA and leverage amounts will be determined at the inception of the Plan and adjusted periodically based on actual results of the businesses.

           5.  Payment of Bonus and Banking

               The amount of any positive Bonus shall be paid in cash to the participant subject to a banking system for two thirds of the amount in excess of the target. The total Bonus payment for each Plan year will be determined as follows:

               Beginning Balance
               +   Bonus Declared
               =   Available Balance

               -    Bank Payout (Target plus 33 1/3% of balance)

               =   Ending Balance (Annual payment)

               The banking of bonuses serves to smooth Bonus payouts over
               the business cycle.   This banking system also ensures that
               performance is sustained by making the payout of bank balances contingent on sustained performance.

               The payment will be made (net of tax withholding) on or before the end of the third month following the end of the relevant Plan year.


                         EVA Bonus Declaration & Payout
                               Bonus Bank Example


    (Thousands)                                         1996            1997          1998            1999           2000
    Annual Salary                                        100             100           150            150            200
    x Percentage Target Bonus                             15%             15%           15%            15%            15%
    = EVA Target Bonus                                  15.0            15.0          22.5           22.5           30.0

    x EVA Bonus Multiple                                1.24x           1.61x        (0.19x)         0.10x          1.13x
                                                       ------          -----         ------          -----          -----
    = EVA Bonus Declaration                             18.7            24.1          (4.3)           2.3           33.9

    Payout Threshold Multiple                           1.00x           1.00x         1.00x          1.00x          1.00x
    Payout Threshold                                    15.0            15.0          22.5            22.5          30.0
    EVA Bonus Payout: Threshold [1]                     15.0            15.0           0.0            2.3           30.0

    Beginning Bank Balance                               0.0             2.5           7.7            2.3            1.5
    + Addition to the Bank                               3.7             9.1          (4.3)           0.0            3.9
                                                       -----           -----         -----          ------         ------
    = Bank Balance Available for Payout                  3.7            11.5           3.5            2.3            5.4

    x Payout Percentage                                   33%             33%           33%            33%            33%

    = Bonus Bank Payout:  Reserve [2]                    1.2             3.8           1.1            0.8            1.8

    Ending Bank Balance                                  2.5             7.7           2.3            1.5            3.7

    Total EVA Bonus Payout [1] + [2]                    16.2            18.8           1.1            3.1           31.8



        B. Administration and Guidelines of the Plan

           Administration of the Plan is the sole province of the Compensation Committee of the Board of Directors. Guidelines for its administration are:

           1.  Determination of Targeted Bonus Exposure Under the Bonus Plan

               In each year the Compensation Committee of the Board of Directors will establish a targeted bonus level for participants in the Plan ranging from 10% to 100% of the eligible executive's base salary as defined in this Plan.

    Participant                                 Tier          Target Bonus %

    Chief Executive Officer                       1                70%
    Executive Officers                            2                55%
    Vice Presidents &
      Business Unit Managers                      3             30% - 40%
    Directors & Managers                          4             10% - 20%

           2.  Individual Awards

               Individual awards shall be based on the total base salary received by an incumbent in an eligible executive position during the fiscal year. For this purpose, the term "base salary" shall not include allowances or any other payments or benefits, whether legally required or not. At the time of selection of eligible positions the target bonus for the upcoming year shall be recommended by the Chief Executive Officer of JWA to the Board of Directors.

               The only factor to be considered in determining the individual awards is results against all annual EVA objectives.

           3.  Determination of EVA Objectives

               All EVA objectives used for purposes of this Plan must be finally determined by the Chief Executive Officer of JWA and approved prior to the beginning of the fiscal year (or as soon thereafter as possible), and may only be changed in the event of a significant change in the business, such as a significant acquisition, divestiture or other major event. Guidelines for alteration of objectives are set forth in Exhibit A.

           4.  Determination of Bonus Awards

               After the close of the fiscal year each eligible executive's performance against EVA objectives will be evaluated by the Chief Executive Officer of JWA.

               The Chief Executive Officer of JWA will then submit these evaluations of performance against objectives along with his
               bonus recommendations   to  the  Compensation  Committee  of
               the JWA Board of Directors for review and final approval. The JWA Compensation Committee shall have the final authority to approve individual bonuses and may, at its sole discretion, reduce or eliminate the recommended bonuses.

           5.  New Hires/Promotion

               An individual who is hired/promoted into a position that participates in the Bonus Plan may be eligible for a bonus award on a pro-rata basis in the year of entry.

               6. Transfers

               A participant who transfers his or her employment from one business to another shall have his or her EVA Bonus Bank transferred to the new unit. At the time of transfer, the participant will have his or her bonus award based on time spent in each particular operation/unit on a pro-rata basis for the portion of year the individual worked in each unit. The participant's pro-rata share will be based on the operation's/unit's full year EVA performance.

               7. Death or Disability

               A participant who dies or becomes disabled while in the employment of Johnson Worldwide Associates, Inc. shall receive full payment of his or her Bonus Bank balance net of the impact of a pro-rata bonus for the year in which he or she dies or becomes disabled. Such payment shall be made at the regular time for making bonus payments in respect to the year of such death or disability, and shall be paid to the designated beneficiary or estate in the case of death.

               8. Retirement

               A participant who retires from Johnson Worldwide Associates, Inc. shall receive full payment of his or her Bonus Bank balance and may be eligible for a pro-rata bonus for the year in which he or she retires. Such payment shall be made in a lump sum at the regular time for making bonus payments or over two years as he or she so chooses. Negative Bonus Bank balances are waived. An individual whose age and full years of service total 70 will be considered to meet the definition of retirement.

               9. Involuntary Termination without Cause

               A participant who is involuntarily terminated without cause and who has a positive Bonus Bank balance shall become vested with respect to such balance and shall be paid in full at the regular time for making bonus payments net of the impact of a pro-rata bonus for the year in which he or she is terminated. Negative Bonus Bank balances are waived.

               10. Voluntary Resignation or Termination with Cause

               Except as provided for above, voluntary termination of employment with Johnson Worldwide Associates, Inc. or termination with cause shall result in forfeiture of the participant's Bonus Bank balance and pro-rata bonus for the year of voluntary termination or termination with cause.

               11. No Guarantee

               Participation in the Plan provides no guarantee that a bonus under the Plan will be paid. The success of Johnson Worldwide Associates, Inc., its business units and individual employees, as measured by the achievement of EVA and individual contribution, shall determine the extent to which Participants shall be entitled to receive bonuses thereunder.

               12. General Provisions

                  a) Withholding of Taxes

                  Johnson Worldwide Associates, Inc. shall have the right to withhold the amount of taxes, which in the determination of Johnson Worldwide Associates, Inc., are required to be withheld under law with respect to any amount due or paid under the Plan.

                  b) Expenses

                  All expenses and costs in connection with the adoption and administration of the Plan shall be borne by Johnson Worldwide Associates, Inc.

                  c) No Prior Right or Offer

                  Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan. No award to any such participant in any Plan Period shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent Plan Period.

              13. Limitations

                  a) No Continued Employment

                  Neither the establishment of the Plan or the grant of an award thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Johnson Worldwide Associates, Inc. to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

                  b) Not Part of Other Benefits

                  The benefits provided in this Plan shall not be deemed a part of any other benefit provided by Johnson Worldwide Associates, Inc. to its employees. Johnson Worldwide Associates, Inc. assumes and shall have no obligation to participants except as expressly provided in the Plan.

                  c) Other Plans

                  Nothing contained herein shall limit Johnson Worldwide Associates, Inc.'s power to grant bonuses to employees of Johnson Worldwide Associates, Inc., whether or not they are participants in this Plan.

              14. a) Bonus Payments

                  Bonus payments shall be excluded from the computation of other parts of the eligible executive's personal benefit and compensation packages, such as, for example, that executive's retirement contributions and life insurance.

                  b) Deferral of Bonus Payments

                  i) Election to Defer - An incumbent in an eligible executive position may elect to defer all or part of any bonus that may be awarded to that executive by action of
                  the Chief Executive Officer of JWA.   Such election shall
                  be irrevocable during the full period of deferral unless the Chief Executive Officer of JWA, in his sole discretion, decides to modify it upon a clear showing of financial hardship suffered or likely to be suffered by that executive.

                  ii) Period of Deferral - Normally, all deferrals shall be for the full term of employment, e.g., until termination or death. However, each executive may elect to defer his bonus award for a set period of years subject to the approval of the Chief Executive Officer of JWA. If the executive who chose deferral for a specific period terminates employment before the end of such period, the Deferred Bonus Account of that executive shall, upon termination, be distributed in accordance with the Distribution Provisions in paragraph (iv) below.

                  iii) Interest Rate - Deferred Bonus awards shall increase in value during the years prior to deferral at a rate to be established at the discretion of the Chief Executive Officer of JWA. Such increase in value shall be credited to such executive's Deferred Bonus Account as of the end of each quarter and shall thereafter become part of that executive's Deferred Bonus Account.

                  iv) Distribution from Deferred Bonus Accounts - Upon termination of the executive's employment or the end of the set period of deferral, the Deferred Bonus Account of that executive shall be paid to that executive in full in a single cash payment or in installments over a period of up to ten (10) years, as detailed below.

                  If the executive's employment with JWA terminates for any reason other than death or retirement, the entire unpaid balance of the Bonus, plus any added value or accrued interest, shall be paid within ninety (90) days following the effective date of termination of employment.

                  If the executive's employment with JWA terminates due to this retirement, payment of the Deferred Bonus awarded, if any, plus any added value or accrued interest, for the fiscal year to which this Plan applies, shall be made, or continue to be made, as indicated by the executive in his "Request for Payment" form and as previously approved by the Chief Executive Officer of JWA.

                  If the executive dies before he receives the entire bonus, the entire unpaid balance of the bonus, plus any added value or accrued interest, shall be paid either within one hundred twenty (120) days following receipt of notice of his death by the Director-Human Resources of JWA, or in such installments over a period of not more than ten (10) years following his death, as determined by the Chief Executive Officer of JWA. Bonuses paid in installments shall bear interest on the unpaid amount during the installment payment period at a rate to be established at the discretion of the Chief Executive Officer of JWA.

                  Bonuses awarded to an executive may not be assigned, transferred or pledged by the executive either voluntarily or involuntarily.

                  The executive may, however, submit a written designation of beneficiary of the Deferred Bonus Account to the Director-Human Resources of JWA at any time. In the absence of a properly designated beneficiary, payment shall be made to the executive's estate.

           15.    Board of Directors' Actions

                  Prior to the beginning of each fiscal year the JWA Board shall in a meeting or by written consent:

                  a. Select the eligible positions in the Plan, if any, for the next fiscal year;

                  b. Establish the targeted bonus objective for the next fiscal year; and

                  c. Establish the tentative allocation (if any) between specific EVA objectives and JWA total EVA performance for the next year. Within 90 days after the close of the fiscal year, the Compensation Committee of the JWA Board of Directors will, by resolution at a meeting, or by consent establish the awards, if any, to be given for performance in the preceding year.

                  16.  Plan Terms

                       In all cases the terms as set forth in the Plan document shall have control over this summary.

                                                                 EXHIBIT A


          GUIDELINES FOR AMENDMENT TO EVA TARGET PERFORMANCE LEVELS AND
                         CAPITALIZATION OF EXPENSES

   AMENDMENT TO EVA TARGET PERFORMANCE LEVELS

   The EVA performance targets established in the Bonus Plan are intended to achieve long term improvements in shareholder value. These targets have been objectively determined based on the historical performance of the operating units and allocated appropriately to achieve overall corporate objectives. Changes to these targets are expected to be infrequent. Nonetheless, situations will arise in which it is appropriate to revise such objectives. Generally, a target may be revised only in the event of a significant acquisition or divestiture. All such revisions are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors.

   CAPITALIZATION OF EXPENSES

   Similarly, certain expenses should not be considered annual expenses due to their nature. These expenses should be "capitalized" so as to not distort operating results calculated under EVA in any given year. These expenses are to be added to the capital base of the business and thus required to earn a return as long as these capitalized expenses remain a part of the capital base. The criteria for capitalization of expenses are as follows:

   -  Material to the business
   -  Unusual
   -  Nonrecurring
   -  Result in tangible, measurable, long-term benefit to the business.

   Some examples of expenses that might be capitalized are as follows:

   - Expenses related to consolidation of operating units following an acquisition
   - Expenses related to a plant closing where closing the plant is expected to lead to operating cost reductions


   Some examples of costs that should not be capitalized are as follows:

   -  Significant advertising campaigns
   -  Research and development expenses
   -  Recruiting expenses

   All requests for capitalization of expenses will be reviewed by the Chief Financial Officer. Any revisions to EVA calculations are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors.